EXHIBIT 10.1

EXECUTION VERSION

Dated 26 June 2019

Framework Agreement

between

Saudi Arabian Mining Company (Ma’aden)

and

Alcoa Corporation

1.	Definitions and Interpretation	1
2.	Stage 1 Undertakings	4
3.	Stage 2 Undertakings	8
4.	Representations and Warranties	10
5.	Remedies	11
6.	Miscellaneous	12
7.	Governing Law; Dispute Resolution	13
Appendix 1 Stage 1 Project Documents		1
Appendix 2 MAC and MBAC Articles of Association		1
Appendix 3 SICUDA Memorandum of Agreement		1

This Framework Agreement (this “Agreement”) is dated 26 June 2019 and made as a deed between:

(1)

SAUDI ARABIAN MINING COMPANY (MA’ADEN), a company organised under the laws and regulations of the Kingdom of Saudi Arabia with commercial registration No.1010164391, having its head office and address at PO Box 68861, Riyadh 11537, Kingdom of Saudi Arabia (together with its legal successors and permitted assigns, hereinafter referred to as “Ma’aden”); and

(2)

ALCOA CORPORATION, a company organised and existing under the laws of the State of Delaware, USA, whose principal place of business is at 201 Isabella Street, Pittsburgh, PA 15212, USA (together with its legal successors and permitted assigns, hereinafter referred to as “Alcoa”), each a “Party”, or collectively as the “Parties”.

Whereas:

(A)

Ma’aden and Alcoa are parties to a Framework Shareholders’ Agreement, originally dated 20 December 2009 pursuant to which three companies were formed to pursue an integrated bauxite mining, alumina refining, aluminium smelting and aluminium rolling project in the Kingdom of Saudi Arabia: Ma’aden Rolling Company (“MRC”) with commercial registration number 2055012518; Ma’aden Bauxite and Alumina Company with commercial registration number 2055012955 (“MBAC”); and Ma’aden Aluminium Company with commercial registration number 2055012511 (“MAC”).

(B)

In 2010, MRC entered into certain finance documents pursuant to which the creditors thereunder made available certain facilities to MRC to assist in the financing of the aluminium rolling project, including the loan agreement dated 27 December 2010 (as amended and restated from time to time, the “Original PIF Loan Agreement”) entered into between MRC and The Public Investment Fund (“PIF”).

(C)

In consideration for the release of Alcoa from all sponsor support in relation to MRC’s finance documents and any MRC shareholder obligations, Alcoa has agreed to, inter alia: (a) consent to Ma’aden replacing PIF as provider of the loans to MRC under the Original PIF Loan Agreement (the “PIF Loan Transfer”), to MBAC under the PIF MBAC Loan Agreement and to MAC under the PIF MAC Loan Agreement; and (b) procure that Alcoa Saudi Rolling Inversiones SL (the “Alcoa Shareholder”) transfers its 25.1% equity shareholding in MRC to Ma’aden such that, following such transfer, Alcoa shall have no direct or indirect equity interest in MRC (the “MRC Share Transfer”).

(D)

The Parties desire to implement in and by this Agreement certain matters consequential to the MRC Share Transfer and the PIF Loan Transfer (the “Transaction Steps”) to the extent not implemented in and by that certain global amendment and restatement agreement dated on or about the date of this deed (the “GARA”).

(E)	The Parties intend this Agreement to take effect as a deed.

It is agreed as follows:

1.	Definitions and Interpretation
1.1	Definitions
(a)	In this Agreement:

“Affiliate” means, in relation to any person, any entity which Controls, or is directly or indirectly Controlled by or under common Control with, such person, provided that (i)

[Framework Agreement]

none of MRC, MBAC or MAC shall be deemed to be an Affiliate of any Party, and (ii) no person shall be deemed to be an Affiliate of another person solely because both persons are under common Control of the Government of the Kingdom of Saudi Arabia.

“Alcoa” has the meaning set out in the preamble.

“Alcoa Shareholder” has the meaning set out in the recitals.

“Alcoa SIDF Guarantee” means the guarantee dated 30 Dhul-Qadah 1433H (corresponding to 16 October 2012), as amended and/or restated or supplemented from time to time, provided in favor of SIDF by Aluminium Company of America (as later changed to Arconic Inc.) and Alcoa acting jointly and severally.

“Auto Rolling Transfer Agreement” means the Saudi law-governed agreement pursuant to which Ma’aden and the Alcoa Shareholder will transfer one hundred per cent (100%) ownership of the Auto Rolling Expansion Project to MRC on or before the Alcoa Exit Date.

“Control” means in relation to any non-natural person (the “First Person”), the right of another person or persons acting together, whether in law or in fact (including by way of contract), to secure by means of the holding of shares bearing fifty per cent (50%) or more of the voting rights attaching to all the shares in the First Person, or by having the power to control the composition of the board of managers/directors or other governing body of the First Person, that all or a substantial proportion of the affairs of the First Person are conducted in accordance with the wishes of that person or persons acting together, and the expressions “Controls”, “Controlled” or “Controlling” shall be construed accordingly.

“GARA” has the meaning set out in the recitals.

“ICC Rules” has the meaning set out in Clause 7.3(a) (Dispute Resolution).

“Ma’aden” has the meaning set out in the preamble.

“MAC” has the meaning set out in the recitals.

“Managers’ Deed of Indemnity” means the deed of indemnity between MRC, Tómas Már Sigurdsson, Edmund Martin Hemmersbach, John Paul Holsinger and William F. Oplinger, dated on or about the date hereof.

“MBAC” has the meaning set out in the recitals.

“MRC” has the meaning set out in the recitals.

“MRC Share Transfer” has the meaning set out in the recitals.

“Original PIF Loan Agreement” has the meaning set out in the recitals.

“Party” has the meaning set out in the preamble.

“PIF” has the meaning set out in the recitals.

“PIF Loan Transfer” has the meaning set out in the recitals.

“PIF MAC Loan” means the loan under the PIF MAC Loan Agreement.

“PIF MAC Loan Agreement” means the loan agreement originally dated 21 Muharram 1432H (corresponding to 27 December 2010G) (as amended and/or restated or novated from time to time), and entered into between MAC and PIF.

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“PIF MBAC Loan” means the loan under the PIF MBAC Loan Agreement.

“PIF MBAC Loan Agreement” means the loan agreement originally dated 01 Muharram 1433H (corresponding to 27 November 2011G) (as amended and/or restated or novated from time to time), and entered into between MBAC and PIF.

“Receivables Settlement Agreement” means the receivables settlement agreement between MAC, Ma’aden Infrastructure Company, Alcoa, Alcoa Saudi Smelting Inversiones S.L., Alcoa IK Services Inc., Alcoa Warrick LLC and Alcoa USA Corp (in its capacity as the collection agent of Alcoa Warrick LLC and MRC dated on or about the date hereof.

“STA” has the meaning set out in Clause 2.1(a)(i) (MRC Share Transfer).

“Stage 1 Project Documents” means:

(i)	the amendments to:
(A)	the Framework Shareholders’ Agreement;
(B)	the Aluminium Purchase Agreement;
(C)	the Casthouse Users Agreement;
(D)	the Technical Services Agreement for Rolling Mill (OOK);
(E)	the Technical Services Agreement for Rolling Mill (IK);
(F)	the Technology License Agreement; and
(G)	the MRC Supply to North America Ground Rules Agreement;
(ii)	the Auto Rolling Transfer Agreement;
(iii)	the Managers’ Deed of Indemnity;
(iv)	the STA; and
(v)	the Receivables Settlement Agreement.

“US$” means the lawful currency of the United States of America.

(b)	In this Agreement:
(i)	capitalised terms used but not defined shall have the same meanings as defined in the GARA (including terms defined by cross-reference to another document); and
(ii)	capitalised terms used but not defined:
(A)	in respect of MBAC, shall have the meanings given in (as applicable) the MBAC CTA and the PIF MBAC Loan Agreement; and
(B)	in respect of MAC, shall have the meanings given in (as applicable) the MAC CTA and the PIF MAC Loan Agreement,

in each case, as at the date of this Agreement.

1.2	Construction
(a)	Clause, Schedule, Appendix and paragraph headings shall not affect the interpretation of this Agreement.

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(b)	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.
(c)

This Agreement shall be binding on, and enure to the benefit of, the Parties and their respective personal representatives, successors and permitted assigns, and references to a Party shall include that Party’s successors, permitted assigns and permitted transferees.

(d)

References to persons shall include any individual, any form of body corporate, unincorporated association, firm, partnership, joint venture, consortium, association, organisation or trust (in each case whether or not having a separate legal personality).

(e)

A reference to this Agreement (or any provision of it) or to any other agreement or document referred to in this Agreement is a reference to this Agreement, that provision or such other agreement or document as amended (in each case, other than in breach of the provisions of this Agreement, that provision or such other agreement or document) from time to time.

(f)	Unless the context otherwise requires, a reference to a clause is to a clause of this Agreement.
(g)

Any words following the terms “including”, “include”, “in particular”, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

(h)	A reference to an “amendment” includes a novation, re-enactment, supplement or variation (and amended shall be construed accordingly).
(i)	A reference to a “day”, “month” and “year” shall be to a day, month and year, respectively, of the Gregorian calendar.
(j)	In this Agreement any reference to a “Clause”, a “Schedule” or an “Appendix” is, unless the context otherwise requires, a reference to a Clause, a Schedule or an Appendix of this Agreement.
1.3	Third Party Rights
(a)

Unless expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of this Agreement, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.
1.4	Termination for Non-occurrence of Alcoa Exit Date

Each of the Parties agrees that if Alcoa ceases to be a shareholder in MAC and MBAC in accordance with the terms of the Framework Shareholders’ Agreement, then this Agreement will automatically terminate and be of no further force or effect.

2.	Stage 1 Undertakings

Each of the undertakings in this Clause 2 shall constitute a “Stage 1 Undertaking” for the purposes of this Agreement and shall be effective immediately on the date of this Agreement to be performed forthwith or, if a time or date for performance is specified, at that time or date.

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2.1	MRC Share Transfer
(a)	Promptly following the occurrence of the Ma’aden CP Satisfaction Date, Alcoa shall, subject to the terms of the GARA, procure that the Alcoa Shareholder:
(i)

executes a share transfer agreement in the form attached to this Agreement as Appendix 1 (the “STA”) in respect of the transfer of one hundred per cent (100%) of the Alcoa Shareholder’s shares in MRC to Ma’aden; and

(ii)	makes the Alcoa Contribution.
(b)

Promptly following the Alcoa Exit Date, Ma’aden shall procure that the articles of association and share register of MRC are updated to reflect the Alcoa Shareholder ceasing to be a shareholder in MRC pursuant to the MRC Share Transfer and obtain an updated commercial registration certificate for MRC, and Alcoa shall procure that the Alcoa Shareholder takes commercially reasonable steps to cooperate in this process by providing documentation that is in the Alcoa Shareholder’s possession or that the Alcoa Shareholder is readily capable of producing or procuring that is required from the Alcoa Shareholder by the Saudi Arabian General Investment Authority, the Ministry of Commerce and Industry or any other regulatory or government authority pursuant to applicable law in connection with the MRC Share Transfer and ensuring that the Alcoa Shareholder or its representatives attend the notary public in the Kingdom of Saudi Arabia to effect the relevant updates to the articles of association and share register of MRC.

(c)

Ma’aden shall indemnify Alcoa, the Alcoa Shareholder and/or any of their Affiliates against any and all costs, claims, expenses (including reasonable legal fees) and liabilities, which that person may incur by reason of the Alcoa Shareholder continuing to be named or being held out as a shareholder of MRC in the articles of association, the share register or any other document, website or material, of MRC on and from the Alcoa Exit Date until the date on which MRC’s articles of incorporation and share register are updated to reflect the MRC Share Transfer, provided that Ma’aden shall not be obliged to indemnify Alcoa, the Alcoa Shareholder and/or any of their Affiliates against costs, claims, expenses (including reasonable legal fees) and liabilities to the extent attributable to the failure by Alcoa or the Alcoa Shareholder to comply with its obligations in paragraph (b) above.

(d)

Ma’aden shall indemnify Arconic Inc. and Alcoa against any and all costs, claims, expenses (including reasonable legal fees) and liabilities which Arconic Inc. and/or Alcoa may incur by reason of any claim by SIDF under the Alcoa SIDF Guarantee made on and from the Alcoa Exit Date until the date on which SIDF:

(i)	countersigns the letter to SIDF dated on or about the date hereof from MRC, Ma’aden and Alcoa; or
(ii)	provides such other release of the Alcoa SIDF Guarantee as may be acceptable to Alcoa (acting reasonably).
(e)	Alcoa agrees not to assert, and to procure that the Alcoa Shareholder does not assert, any rights as a shareholder of MRC following the Alcoa Exit Date.

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2.2	Application of Alcoa and Ma’aden Contributions

Ma’aden undertakes in favour of Alcoa to:

(a)	procure that MRC applies all the proceeds of the Alcoa Contribution and the Ma’aden Contribution:
(i)

first, on or about the Alcoa Exit Date or, if later, on or about the date on which such funds are released from the MRC Secured Account, in payment of any “Receivables” that are not “Discharged Receivables” (as each such term is defined in the Receivables Settlement Agreement); and

(ii)

thereafter, to make an Early Payment to reduce the Riyal Procurement Facility Balance Outstanding and/or in prepayment of the SIDF Facility and/or the working capital facility provided by The National Commercial Bank and/or to pay Debt Service (except for Debt Service under the Amended and Restated PIF Loan Agreement) and/or to pay Operating Costs and/or Permitted Capital Expenditure; and

(b)

procure that none of the proceeds of the Alcoa Contribution or the Ma’aden Contribution are applied other than as expressly prescribed in this Clause 2.2, including, for the avoidance of doubt, by procuring that MRC does not return any part of the proceeds of the Alcoa Contribution and/or the Ma’aden Contribution to Ma’aden (or its Affiliates), whether in the form of distributions or equity payments (by whatever name called) or otherwise.

2.3	Ma’aden undertakings in respect of the PIF Loan Agreements

Ma’aden undertakes in favour of Alcoa:

(a)	to procure that:
(i)

no later than 30 September 2020, all amounts owed by MRC under the Amended and Restated PIF Loan Agreement are written off and/or converted into MRC equity at no cost whatsoever to MRC, provided that this date will be extended for so long as Ma’aden is able to demonstrate to Alcoa (acting reasonably) that Ma’aden is using commercially reasonable endeavours to complete such write off and/or conversion;

(ii)

MRC does not pay to Ma’aden or to Ma’aden’s order or behalf, and Ma’aden does not accept or receive, if paid, any amount (whether on account of principal, commission, fees or otherwise), under or in connection with the Amended and Restated PIF Loan Agreement;

(iii)

(A) MRC does not make, or take any steps to make, and (B) Ma’aden does not accept or receive, or take any steps to accept or receive, any voluntary prepayment of the loans made to MRC under the Amended and Restated PIF Loan Agreement (provided that the discharge of amounts due under the Amended and Restated PIF Loan Agreement by way of an issuance of shares to Ma’aden by MRC pursuant to a conversion described in paragraph (a)(i) above where no cash payment is made or payable will not constitute a payment or a prepayment for the purposes of this Agreement); and

(iv)

any assignee or transferee in respect of any of Ma’aden’s rights and/or obligations under the Amended and Restated PIF Loan Agreement executes a deed of adherence in form and substance acceptable to Alcoa at the same time as it becomes the assignee or transferee of the relevant rights and/or obligations;

[Framework Agreement]

(v)

MAC does not make, or take any steps to make, any voluntary prepayment of the loans made to MAC under the PIF MAC Loan Agreement and Ma’aden, following any assignment or transfer of such loans to it, does not accept or receive, or take any steps to accept or receive, any voluntary prepayment of such loans; and

(vi)

MBAC does not make, or take any steps to make, any voluntary prepayment of the loans made to MBAC under the PIF MBAC Loan Agreement and Ma’aden, following any assignment or transfer of such loans to it, does not accept or receive, or take any steps to accept or receive, any voluntary prepayment of such loans;

(b)	not to assign or transfer its rights and/or obligations (if any) under:
(i)	the Amended and Restated PIF Loan Agreement without the prior written consent of Alcoa (such consent to be granted in Alcoa’s sole discretion); and/or
(ii)

the PIF MBAC Loan (as assigned or transferred to Ma’aden) and/or the PIF MAC Loan (as assigned or transferred to Ma’aden), in each case, without the prior written consent of Alcoa (such consent not to be unreasonably withheld or delayed).

2.4	Amendments to Project Documents

Each of the Parties shall (and shall procure that its Affiliates that are parties thereto) execute each of the Stage 1 Project Documents such that:

(a)

the Stage 1 Project Documents listed in paragraphs (i) and (iii) of such definition take effect on and from the Alcoa Exit Date in the form set out in Appendix 1 (Stage 1 Project Documents) to this Agreement; and

(b)

the Stage 1 Project Document listed in paragraph (ii) of such definition take effect immediately upon its execution by each of the parties thereto in the form set out in Appendix 1 (Stage 1 Project Documents) to this Agreement.

2.5	Amendments to SICUDA Arrangements

On and following the Alcoa Exit Date, each of the Parties shall (and shall procure that its Affiliates) use commercially reasonable efforts to amend the arrangements between the parties to the Shared Infrastructure Co-Operation and Utilities Distribution Agreement (“SICUDA”) and their affiliates in full form agreements by 31 December 2019, inter alia, to conform with the terms set out in Appendix 3 (SICUDA Memorandum of Agreement), and that the arrangements between the parties to the SICUDA shall cease to apply to the extent that they are inconsistent with the terms set out in Appendix 3 (SICUDA Memorandum of Agreement).

2.6	Amendments to MBAC and MAC Articles of Association

The Parties intend to procure that the MBAC articles of association and the MAC articles of association are amended so as to be in the form set out at Appendix 2 (MAC and MBAC Articles of Association), an Arabic version of which shall be submitted to the Ministry of Commerce and Industry of the Kingdom of Saudi Arabia (“MoCI”) for approval promptly following the Alcoa Exit Date, subject to any changes which are requested by MoCI, and that promptly following the approval of the relevant articles of association by MoCI, Ma’aden’s and Alcoa’s duly authorized signatories on their behalf execute the relevant articles of association before the competent notary public in the Kingdom of Saudi Arabia and take all such further actions as shall be necessary to complete the amendments of the articles of association.

[Framework Agreement]

3.	Stage 2 Undertakings

Each of the undertakings in this Clause 3 shall constitute a “Stage 2 Undertaking” for the purposes of this Agreement and shall become effective immediately upon Ma’aden being or becoming a lender to MBAC or MAC to be performed at the times specified.

3.1	MBAC and MAC Senior Debt
(a)

Ma’aden undertakes in favour of Alcoa to use its commercially reasonable endeavours to refinance the terms applicable to MBAC’s Commercial Bank Facilities and PIF MBAC Loan (as assigned or transferred to Ma’aden) and MAC’s Commercial Bank Facilities and PIF MAC Loan (as assigned or transferred to Ma’aden) on terms (including maturity, average life and applicable margin) similar or better than the terms under the current PIF MBAC Loan Agreement and PIF MAC Loan Agreement, respectively, by no later than 31 December 2025 in respect of MBAC and 31 March 2030 in respect of MAC, provided that:

(i)

MBAC’s Commercial Bank Facilities will be refinanced in priority to the PIF MBAC Loan (as assigned or transferred to Ma’aden) and MAC’s Commercial Bank Facilities will be refinanced in priority to the PIF MAC Loan (as assigned or transferred to Ma’aden); and

(ii)

each of MBAC and MAC (as applicable) will, immediately following such refinancing of its senior debt, hold not less than a “Minimum Debt” (i.e. the Total Net Debt including the relevant PIF Loan (as assigned or transferred to Ma’aden)) of 1.5x of its EBITDA (calculated in accordance with the accounting standards that then apply in the Kingdom of Saudi Arabia by reference, in each case, to the EBITDA definitions set out in the MBAC CTA and MAC CTA, as applicable) averaged over the preceding twenty (20) quarters, provided further that a Total Net Debt of lower than 1.5x EBITDA will not constitute a dividend block under MBAC’s or MAC’s (as applicable) refinanced senior debt.

(b)	Alcoa agrees to cooperate in any refinancing of the terms applicable to, as the case may be, the senior debt of MBAC and MAC by:
(i)	promptly reviewing and providing feedback on draft documentation;
(ii)	promptly providing all required supporting documentation, including in connection with creditor “know your customer” requirements;
(iii)	attending all significant calls and meetings;
(iv)	jointly with Ma’aden, appointing advisors on market standard terms;
(v)	jointly with Ma’aden, commissioning reports (technical, commercial, modelling etc.); and
(vi)

procuring that neither of the Alcoa shareholders in MAC and MBAC nor their board of managers representatives exercise their voting rights to vote against a resolution to approve any such refinancing unless there are valid grounds (acting reasonably) for doing so, on the basis that each Party will bear its own costs, and provided that no Party shall be required to provide any form of guarantee or sponsor support in connection with such refinancing.

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(c)	If:
(i)	MBAC’s Commercial Bank Facilities and the PIF MBAC Loan (as assigned or transferred to Ma’aden) have not been so refinanced prior to 31 December 2025; or
(ii)	MAC’s Commercial Bank Facilities and the PIF MAC Loan (as assigned or transferred to Ma’aden) have not been so refinanced prior to 31 March 2030,

then Ma’aden shall, within thirty (30) days from the dates referred to above (as applicable) appoint an international investment bank selected by Ma’aden and approved by Alcoa (such approval not to be unreasonably withheld or delayed) to opine on whether the market to refinance MBAC’s or MAC’s (as applicable) senior debt in accordance with paragraph (a) above exists for MBAC or MAC (as applicable) based on the circumstances, including the financial condition of MBAC or MAC (as applicable), existing at the time. Such investment bank shall be required to deliver its opinion within ninety (90) days of its appointment, and the balloon repayment instalment(s) under the PIF MBAC Loan (as assigned or transferred to Ma’aden) or the PIF MAC Loan (as assigned or transferred to Ma’aden) (as applicable) will be deferred until such investment bank has delivered its opinion. The costs of so appointing such investment banks will be borne by MBAC or MAC (as applicable).

(d)	If the appointed investment bank confirms in its opinion referred to in paragraph (c) above that such a market does not exist, then:
(i)

the balloon repayment instalment(s) under the PIF MBAC Loan (as assigned or transferred to Ma’aden) or the PIF MAC Loan (as assigned or transferred to Ma’aden) (as applicable) will be deferred for eighteen (18) months from the dates referred to under paragraphs (c)(i) or (c)(ii) above (as applicable) under the existing terms; and

(ii)

if, at the end of such eighteen (18) month period, there is still no such market to refinance the PIF MBAC Loan (as assigned or transferred to Ma’aden) or the PIF MAC Loan (as assigned or transferred to Ma’aden) (as applicable), then the balloon repayment instalment(s) under such loan will be serviced based on a heavy tail four (4) years amortization profile and a step-up margin (to be agreed between the Parties) with any non-payment by MBAC or MAC (as applicable) constituting an event of default, provided that Ma’aden will not (unless mutually agreed by the Parties) be entitled to convert such loan into equity or to make an equity cash call to repay such loan.

(e)

If the appointed investment bank confirms in its opinion referred to in paragraph (c) above that such a market does exist, then, the balloon repayment instalment(s) under the PIF MBAC Loan (as assigned or transferred to Ma’aden) or the PIF MAC Loan (as assigned or transferred to Ma’aden) (as applicable) will be deferred until such loan is refinanced.

3.2	Amendments to the PIF MAC Loan Agreement and PIF MBAC Loan Agreement

Ma’aden undertakes in favour of Alcoa to procure that, immediately upon the assignment or transfer to Ma’aden, or an Affiliate of Ma’aden, of any rights or obligations in or relating to, the PIF MBAC Loan or the PIF MAC Loan, as applicable:

(a)	the definition of “PIF Fixed Cash Sweep End Date” in the PIF MBAC Loan Agreement shall be amended such that there is no cash sweep under the PIF MBAC Loan after 30 June 2021; and

[Framework Agreement]

(b)	the definition of “PIF Cash Sweep End Date” in the PIF MAC Loan Agreement shall be amended such that there is no cash sweep under the PIF MAC Loan after 31 December 2022; and
(c)	the restriction on Dividends set out in clause 4-2-8(a) (Dividend block) of the PIF MBAC Loan Agreement shall cease to apply.
3.3	Alcoa Consent to Assignment of MAC and MBAC Loans

Alcoa acknowledges that Ma’aden is providing the Stage 2 Undertakings in order to grant Alcoa with adequate protection in respect of the anticipated assignment or transfer to Ma’aden of the PIF MBAC Loan and the PIF MAC Loan, and Alcoa hereby agrees not to assert any consent right in respect of, and to procure that neither of the Alcoa shareholders in MAC and MBAC nor their board of managers representatives exercise their voting rights to vote against a resolution to approve, any such assignment or transfer.

4.	Representations and Warranties

Each Party makes the following representations and warranties to the other Party on the date hereof:

(a)	it is duly incorporated and validly existing in accordance with the laws of the country and/or state under which it is incorporated;
(b)

it has the power and authority to execute and deliver, to perform its obligations under and to undertake the transactions anticipated by this Agreement (or to procure that such obligations and transactions are undertaken by its Affiliates) and all necessary corporate and other action has been taken to authorise the execution, delivery and performance of this Agreement;

(c)	its officers have the power and authority to act on its behalf in entering into this Agreement;
(d)	it is not insolvent, no petition has been filed relating to its insolvency and no proceedings have been issued for its dissolution or liquidation;
(e)	this Agreement has been duly executed and constitutes a valid, legal and binding obligation of such Party enforceable in accordance with its terms;
(f)

the execution and delivery of this Agreement and the performance by it or its relevant Affiliates of its obligations under and the transactions anticipated by this Agreement will not contravene any law applicable to it or such Affiliates or conflict with or result in a breach of or default under its or their corporate charter or other organizational documents or any agreement or other obligation binding on it or any of its Affiliates;

(g)

all information provided by it or any of its Affiliates (including their respective advisers) to the other Party or any of the other Party’s Affiliates (including their respective advisers) in connection with the transaction contemplated under this Agreement (including, for the avoidance of doubt, information with respect to the “Receivables” (as such term is defined in the Receivables Settlement Agreement) set out in Appendix 1 (Receivables) to the Receivables Settlement Agreement) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated, and no information has been provided or withheld and no event or circumstance has occurred that (in any case) would result in any such information being untrue or misleading.

[Framework Agreement]

5.	Remedies
(a)	If:
(i)

Ma’aden breaches any of the undertakings set out in Clause 2.2 (Application of Alcoa and Ma’aden Contributions) or MRC does not apply the proceeds of the Alcoa Contribution and the Ma’aden Contribution in the manner set out in Clause 2.2 (Application of Alcoa and Ma’aden Contributions), then supply of product from MAC to MRC under the Aluminium Purchase Agreement shall be suspended and reallocated to Ma’aden and Alcoa in proportion to their shareholding in MAC until such breach is remedied;

(ii)

Ma’aden breaches any of the undertakings set out in paragraph (iii), (v) or (vi) of Clause 2.3(a) (Ma’aden undertakings in respect of the PIF Loan Agreements) and such breach is not remedied within thirty (30) days from the date on which the relevant voluntary prepayment is made, then Ma’aden shall pay to Alcoa an amount equal to 25.1% of the relevant voluntary prepayment; or

(iii)

Ma’aden breaches any of the undertakings set out in Clause 3.2 (Amendments to the PIF MAC Loan Agreement and PIF MBAC Loan Agreement) and such breach is not remedied within thirty (30) days from the date of such breach, then Ma’aden shall pay to Alcoa an amount equal to 25.1% of the Dividends that would have been made to the shareholders in MBAC or MAC (as applicable) on each date that such a Dividend would have been made, in each case, but for such breach.

(b)	The Parties hereby acknowledge and agree that:
(i)

Clause 2.2 (Application of Alcoa and Ma’aden Contributions), paragraphs (iii), (v) and (vi) of Clause 2.3(a) (Ma’aden undertakings in respect of the PIF Loan Agreements), Clause 3.2 (Amendments to the PIF MAC Loan Agreement and PIF MBAC Loan Agreement) and Clause 5(a) above are material terms which are fundamental to the commercial bargain between the Parties and are primary obligations of the Parties;

(ii)

without affecting any other rights or remedies that any Party may have, the other Party may be irreparably harmed by any breach of the terms of this Agreement and that the rights, consequences and remedies provided for in this Clause 5 shall be in addition to and not in substitution for any other rights or remedies that may be available to the Parties or their Affiliates under this or any other agreement arising pursuant to any default or failure by a Party or its Affiliates to comply with its obligations under this Agreement or by operation of applicable laws (including, for the avoidance of doubt, the right of a Party or its Affiliates to claim damages for any loss suffered, the remedies of final or interim injunction, specific performance and other equitable relief, or any combination of these remedies); and

(iii)

the rights, consequences and remedies provided for in this Clause 5 do not (and shall not be construed to) constitute a penalty imposed on Ma’aden and that such rights, consequences and remedies reflect the Parties’ genuine pre-estimate of the damages that Alcoa would suffer in the circumstances contemplated by this Clause 5.

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(c)	Without prejudice to Clause 5(b) above, each of the Parties acknowledges and agrees that:
(i)	Alcoa and Ma’aden have a common commercial objective and interest in compliance with the Stage 1 Undertakings and the Stage 2 Undertakings included in this Agreement, and that this is dependent on:
(A)	mutual trust and confidence between Alcoa and Ma’aden; and
(B)	the Transaction Steps being operated and managed in accordance with this Agreement;
(ii)

Clause 2.2 (Application of Alcoa and Ma’aden Contributions), paragraphs (iii), (v) and (vi) of Clause 2.3(a) (Ma’aden undertakings in respect of the PIF Loan Agreements), Clause 3.2 (Amendments to the PIF MAC Loan Agreement and PIF MBAC Loan Agreement) and Clause 5(a) above are reasonable and proportionate in order to secure performance by the Parties of their obligations under this Agreement and thereby to protect the Parties’ legitimate interests described in paragraph (c)(i) above; and

(iii)	each of Alcoa and Ma’aden has engaged legal advisers to advise it in relation to this Agreement.
6.	Miscellaneous
6.1	No Waiver

The failure, delay or forbearance of any Party to insist upon, exercise or enforce any right or remedy conferred by this Agreement shall not be or be deemed to be or be construed as a waiver of the right or remedy or of any other rights or remedies nor shall such failure, delay or forbearance operate as a bar to the exercise or enforcement of the right or remedy at any time or times thereafter.

6.2	Further Assurances

The Parties hereby agree to execute and deliver promptly all powers of attorney, consents and additional instruments, and to take any such further action which may reasonably be required in order to consummate the transactions anticipated by this Agreement.

6.3	Process Agent

Each Party hereby irrevocably agrees to appoint Law Debenture Corporate Services Limited, with offices at the date of this Agreement at Fifth Floor, 100 Wood Street, London EC2V 7EX, England as its authorised agent on which any and all legal process may be served in any such action, suit or proceeding brought in the courts of England, including proceedings to enforce an arbitral award rendered pursuant to this Agreement, and to execute such documentation as may reasonably be required by such agent in connection with its appointment. Each Party agrees that service of process in respect of it upon such agent, together with written notice of such service given to it as provided in Clause 6.4 (Notices), shall be deemed to be effective service of process upon it in any such action, suit or proceeding.  Each Party agrees that the failure of such agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon.  If for any reason such agent shall cease to be available to act as such, each such Party agrees to designate a new agent in the City of London, on the terms and for the purposes of this Clause 6.3.  Nothing herein shall be deemed to limit the ability of any Party to serve any such legal process in any other manner, or to obtain jurisdiction over the other Party in such other jurisdictions as may

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be permitted or required by applicable laws, including according to the relevant arbitration rules.

6.4	Notices

Any notice or request required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been made or given when it shall be delivered by hand or by registered mail or facsimile to the Party to which it is required or permitted to be given or made at such Party’s address or fax number specified below (in each case with a copy thereof sent simultaneously be electronic mail to the email addresses, if any, specified below) or at such other address as such Party shall have designated by notice to the Party giving such notice or making such request:

(a)in the case of Ma’aden:
Address:	P.O. Box 68861 Riyadh 11537 Kingdom of Saudi Arabia
Facsimile: +966 1 874 8200 Email: [omitted] Attention: Senior Vice President Aluminium SBU
With a copy to:
Ma’aden Legal Department P.O. Box 68861 Riyadh 11537 Kingdom of Saudi Arabia Facsimile: +966 1 874 8290 Email: notices@maaden.com.sa Attn: Chief Legal Counsel
(b)in the case of Alcoa:
Address:	201 Isabella Street Pittsburgh, PA 15212 United States of America
Email: AlcoaLegalNotices@alcoa.com Attention: General Counsel

6.5	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

6.6	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

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7.	Governing Law; Dispute Resolution
7.1	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

7.2	Reference to Senior Management

Prior to referring any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, (for the purposes of this Clause 7 a “dispute”), other than proceedings to enforce an agreement reached between the Parties under this Clause 7.2, to arbitration pursuant to Clause 7.3 below, the Party wishing to or considering making such reference shall notify in writing the other Party of the nature of the dispute and its background (for the purposes of this Clause 7, a “dispute notice”) and its proposed basis for settlement of such dispute and the other Party shall respond to such dispute notice within fourteen (14) days of receipt, setting out any clarification it may feel relevant and including its proposed basis for settlement. The chief executives or presidents of the ultimate parent companies of each Party or their designees shall then meet within thirty (30) days of the issue of the dispute notice to attempt a reconciliation and settlement of the dispute. No statement as to a Party’s proposed basis for settlement nor any discussions or communications between the Parties pursuant to this Clause 7.2 (except for the terms of any agreed settlement between the Parties) may be relied upon or referred to in later court, arbitration, enforcement or appeal proceedings.

7.3	Dispute Resolution
(a)

If any dispute arising out of or in connection with the Agreement is not resolved pursuant to Clause 7.2 above within forty five (45) days of its referral to the Parties’ senior management, such dispute shall be, if requested by any Party, referred to and finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce as amended or substituted from time to time (the “ICC Rules” and the proceedings brought in accordance with this Clause 7.3), which ICC Rules are deemed to be incorporated into this Agreement except to the extent expressly modified by this Clause 7.3. Arbitration shall be the exclusive method for resolution of the dispute and the determination of the arbitrators shall be final and binding. The Parties agree that they will give conclusive effect to the tribunal’s award and that judgment thereon may be entered and enforced by any court of appropriate jurisdiction.

(b)

The tribunal shall consist of three (3) arbitrators, one of whom shall be nominated by each Party and the third of whom, who shall act as chairman, shall be jointly nominated by the two arbitrators nominated by the Parties. Failing agreement as to the identity of the third arbitrator within five (5) Business Days of being required to do so, such third arbitrator shall be nominated by the International Court of Arbitration in accordance with the ICC Rules. Failing agreement between the two Party nominated arbitrators as to the identity of the third arbitrator within thirty (30) calendar days of the nomination date of the second arbitrator, such third arbitrator shall be appointed by the International Court of Arbitration of the International Chamber of Commerce in accordance with the ICC Rules.

(c)

The seat of arbitration shall be London. The language to be used in the arbitration shall be English, and any documents or portions of them presented at such arbitration in a language other than English shall be accompanied by an English translation thereof. The tribunal shall decide such dispute in accordance with the substantive laws of England applicable hereto. The emergency arbitrator provisions in the ICC Rules shall not apply.

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7.4	Jurisdiction
(a)

The courts of England shall, subject to paragraph (b) below, have non-exclusive jurisdiction with respect to the enforcement of the arbitration provisions of this Agreement and the Parties expressly submit to the jurisdiction of such courts with respect to any proceedings to enforce the arbitration provisions of this Agreement. Each Party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any such proceedings and agrees not to claim that the courts of England are not a convenient or appropriate forum.

(b)

Without resulting in the waiver of any remedy under this Agreement and in conjunction with each disputing Party’s rights in accordance with Rule 25 of the ICC Rules, nothing in this Clause 7 shall preclude a disputing Party from seeking injunctive relief from a court pending the commencement of arbitral proceedings in accordance with Clause 7.3 (or pending the arbitral tribunal’s determination of the merits of the dispute). The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of England for such injunctive relief and waive any objection or defence they may have to the venue or jurisdiction of such courts. Without limiting the generality of the foregoing, the Parties shall have the right to seek injunctive relief in any court of competent jurisdiction and the seeking of injunctive relief in one or more jurisdiction shall not preclude a Party from seeking such relief in any other jurisdiction.

This Agreement has been entered into on the date stated at the beginning of this Agreement and executed as a deed by each of the Parties and is intended to be and is delivered by them as a deed on the date specified above.

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Signatures

Executed as a deed by SAUDI ARABIAN MINING COMPANY (MA’ADEN)	/s/ Ali. S. Al-Qahtani Name:Ali. S. Al-Qahtani Title:Vice President

*Signature of Witness: /s/ Fawaz Alamzi Name of Witness: Fawaz Alamzi ID number: [Omitted] Place of issue: [Omitted]	*Signature of Witness: /s/ Turki Al-Harbi Name of Witness: Turki Al-Harbi ID number: [Omitted] Place of issue: [Omitted]

*Each witness declares himself an adult Muslim male

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Executed as a deed by ALCOA CORPORATION	/s/ Renato de C.A. Bacchi Name:Renato de C.A. Bacchi Title:Vice President and Treasurer

Signature of Witness: /s/ Michel Gemayel Name of Witness: Michel Gemayel Address: 201 Isabella Street, Suite 500 Pittsburgh, PA 15212 United States

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